UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ModusLink Global Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

On September 29, 2011, ModusLink Global Solutions, Inc. (“ModusLink”) sent the following letter and attachments to employees:

Dear colleague,

As you may be aware, one of our stockholders, Peerless Systems Corporation (“Peerless”), has announced its intent to nominate two director candidates to stand for election at the Company’s 2011 Annual Meeting of Stockholders. In response, we have issued a press release, a copy of which is attached for your information. Also, included for your own use or in response to employees’ questions is an FAQ (Frequently Asked Questions) at the end of this letter.

ModusLink’s eight directors, seven of whom are independent, are all highly qualified and committed to representing the best interests of all ModusLink stockholders. We do not intend to make a recommendation on Peerless’ nominees at this time and will present our formal recommendation in our definitive proxy statement to be filed with the SEC. In the meantime, the Nominating and Corporate Governance Committee of our Board of Directors will follow ModusLink’s policy and procedures for considering director candidates recommended by stockholders.

We will provide you with periodic updates as appropriate. There may be a heightened level of attention in the media and elsewhere in light of this development and it is important for us to speak with one voice on this matter. As always, we must all adhere to ModusLink’s policy and please forward any calls or emails you may receive to Bob Joyce, Director of Investor Relations, at 781-663-5120, or bob_joyce@moduslink.com.

As I, and many of you, understand first-hand, the prospect of a proxy contest can be distracting, but I want to emphasize that this should have no effect on your day-to-day responsibilities at ModusLink. The most important thing we can do is remain focused on continuing to provide our clients with the high level of service and commitment to executing the integrated value chain solutions that they have come to expect from us.

As always, thank you for your continued commitment to ModusLink.

Sincerely,

Joe

Joseph Lawler

Chairman, President and Chief Executive Officer

Frequently Asked Questions

1.	Who is Peerless Systems?

Peerless Systems (NASDAQ: PRLS) is a publicly traded company that runs an investment fund and it is a ModusLink stockholder.

2.	What are they proposing?

Peerless Systems has announced its intent to nominate two individuals to stand for election to the ModusLink Board of Directors at the Company’s 2011 Annual Meeting of Stockholders.

3.	What are the next steps?

Prior to the 2011 Annual Meeting of Stockholders, ModusLink will file a definitive proxy statement, which will contain our Board’s preferred slate of director nominees, the issues up for a vote at the Annual Meeting and the Board’s recommendations.

4.	What does this mean for me as an employee?

We expect that this announcement should have no effect on your day to day responsibilities at ModusLink.

The best thing each of us can do is to remain focused on our jobs and providing our clients with the high level of service and commitment to executing the integrated value chain solutions that they have come to expect from us.

5.	What should I tell clients if they inquire about this situation?

You can assure them that it’s business as usual at ModusLink. In addition, the ModusLink Board and management team are focused, as always, on doing what is best for the Company and all our stakeholders, including clients.

6.	What do I do if a stockholder, analyst, or member of the media contacts me?

If you receive any calls or emails from the media or other outside parties, please take the person’s contact information and forward it to Bob Joyce at 781-663-5120, or bob_joyce@moduslink.com who can answer their questions.

7.	Who should I speak with if I have additional questions?

If you have additional questions please contact your business unit leader.

Important Additional Information

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2011 annual meeting of stockholders. Important information concerning the identity and interests of these persons will be available in ModusLink’s proxy statement that will be filed on a Schedule 14A with the Securities and Exchange Commission (the “SEC”). Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ModusLink’s 2011 Annual Meeting. This information can also be found in ModusLink’s proxy statement filed in connection with its 2010 Annual Meeting, filed with the SEC on October 26, 2010. To the extent holdings of ModusLink securities have changed since the amounts printed in the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

ModusLink’s proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink will be, when filed, available free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

FOR IMMEDIATE RELEASE

MODUSLINK COMMENTS ON ANNOUNCEMENT BY PEERLESS SYSTEMS

WALTHAM, Mass., September 29, 2011 — ModusLink Global Solutions(TM), Inc. (NASDAQ:MLNK) today confirmed receipt of a notice from Peerless Systems Corporation (NASDAQ:PRLS) (“Peerless”) that it intends to nominate two director candidates for election to the ModusLink Board of Directors at the Company’s 2011 Annual Meeting of Stockholders. According to the notice, Peerless owns approximately 1.62% of the outstanding shares of ModusLink. The date of the Company’s 2011 Annual Meeting of Stockholders has not yet been announced.

The Company does not intend to make a recommendation on Peerless’ nominees at this time and will present its formal recommendation in its definitive proxy statement to be filed with the U.S. Securities and Exchange Commission. The Company issued the following statement:

ModusLink’s Board of Directors and management team are committed to acting in the best interest of the Company and all ModusLink stockholders. ModusLink values the opinions of all stockholders and strives to maintain an open dialogue with stockholders. To that end ModusLink had already scheduled an initial meeting between senior management and Timothy Brog, Peerless’ chairman and chief executive officer, in order to engage in a constructive dialogue regarding his perspectives on the Company.

We are surprised and disappointed that Peerless, a ModusLink stockholder for less than 60 days, has decided to pursue a potentially costly and disruptive proxy contest, especially in light of the fact that Mr. Brog has yet to meet with the Company.

ModusLink is a leading provider of global supply chain services and integrated aftermarket and e-Business solutions for the world’s largest technology and consumer goods companies. ModusLink’s Board is actively engaged in the strategy of the Company and is committed to building value for all stockholders. Given our strong liquidity and balance sheet, we believe we are well positioned to continue executing against our investing and cost reduction plan to put ModusLink on a trajectory of sustained growth in revenue and profits.

ModusLink noted that its eight member Board of Directors includes seven independent directors.

The Company also noted that it has returned more than $96 million to its stockholders since the beginning of fiscal 2008 in the form of an aggregate $40 million special dividend, which was distributed to stockholders in March 2011, and stock buyback programs. Since initiating its buyback programs in early fiscal 2008, the company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12%.

During the Company’s recent earnings conference call, ModusLink announced details of its investing and cost reduction plan. Key components of the plan include investments in sales and marketing and other initiatives to drive future sales growth, as well as cost alignment initiatives, working capital improvements and a strengthening of the Company’s leadership team. ModusLink believes that its investing and cost reduction plan will position the Company for revenue growth and improved profitability, and ultimately drive enhanced value for stockholders.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

Forward Looking Information

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s investment and cost reduction plan and timing and impact of the expected benefits of such program. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2011 annual meeting of stockholders. Important information concerning the identity and interests of these persons will be available in ModusLink’s proxy statement that will be filed on a Schedule 14A with the Securities and Exchange Commission (the “SEC”). Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ModusLink’s 2011 Annual Meeting. This information can also be found in ModusLink ‘s proxy statement filed in connection with its 2010 Annual Meeting, filed with the SEC on October 26, 2010. To the extent holdings of ModusLink securities have changed since the amounts printed in the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

ModusLink’s proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink will be, when filed, available free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com